UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 16, 2005

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 16, 2005, the Compensation Committee of the Board of Directors of Captaris, Inc. approved the following stock option grants to purchase shares of Captaris common stock to the following executive officers, effective on April 1, 2005:

Name	Stock Option Grant
David Anastasi, President and Chief Executive Officer	200,000 shares
Matthias M. Scheuing, Chief Operating Officer	100,000 shares
Peter Papano, Chief Financial Officer	100,000 shares

The stock options were granted under the Captaris, Inc. 1989 Restated Stock Option Plan and will have an exercise price equal to the fair market value of Captaris’s common stock on April 1, 2005, will have a term of ten years from April 1, 2005 and will vest as follows: 25% of the shares subject to the stock options will vest on April 1, 2006 and an additional 2.0833% will vest monthly thereafter, for full vesting after 4 years. The post-termination exercise period of each stock option will be as follows, unless by its terms the stock option terminates or expires sooner:

•	if the executive’s employment or service relationship terminates for any reason other than for cause or death, the executive may exercise that portion of the option that is exercisable at the time of termination for a period of 12 months after the date of termination;

•	if the executive dies while he has an employment or service relationship with Captaris or within the 12-month period following termination, the option may be exercised within one year after the date of death, to the extent the executive would have been entitled to exercise the option; and

•	if the executive’s employment or service relationship is terminated for cause, the stock option will automatically terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: March 22, 2005	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer